Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
EVERSPIN TECHNOLOGIES, INC.

Everspin Technologies, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”) pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

First: The name of the Corporation is Everspin Technologies, Inc. The Corporation was originally incorporated under the name Everspin Technologies, Inc.

Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is May 16, 2008.

Third: A new Article IX of the Amended and Restated Certificate of Incorporation is added as follows:

“IX.

No officer of the Company shall have any personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection of an officer of the Company with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.”

Fourth: Pursuant to a resolution of the Board of Directors, the addition of Article IX of the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation for their approval, and was duly adopted at an Annual Meeting of Stockholders held on May 23, 2023, in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

In Witness Whereof, Everspin Technologies, Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer as of May 24, 2023.

Everspin Technologies, Inc.

By:	/s/ Sanjeev Aggarwal
Sanjeev Aggarwal
Chief Executive Officer